CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.20.9

BOARD FILE NOS.	LAA-8613K LAA-8640l

LAX

Van Nuys

City of Los Angeles

Karen Bass
Mayor

Board of Airport
Commissioners

Karim Webb
President

Matthew M. Johnson
Vice President

Vanessa Aramayo
Courtney La Bau
Victor Narro
Nicholas P. Roxborough
Valeria C. Velasco

John Ackerman
Chief Executive Officer

RESOLUTION NO. 28276

WHEREAS, on recommendation of Management, there was presented for approval, Consent to Transfer of Ownership from Westfield Development LLC to ASUR US Commercial Airports LLC covering the terminal commercial management agreements for Terminals 1, 2, 3, 6 and the Tom Bradley International Terminal at Los Angeles International Airport; and

WHEREAS, Westfield Development LLC is the sole equity holder of URW Airports Inc., which holds the terminal commercial management (TCM) agreements for Terminals 1, 2, 3, 6 and the Tom Bradley International Terminal (TBIT) at Los Angeles International Airport (LAX); and

WHEREAS, the requested action allows ASUR US Commercial Airports LLC (ASUR) to take over all interests associated with the TCM agreements. Following the transfer, ASUR will manage and further develop the concessions programs in Terminals 1, 2, 3, 6 and TBIT, will maintain the current LAX operations team, will commit ASUR to specific requirements agreed upon by ASUR and Los Angeles World Airports to ensure the successful delivery of the transformation plan to be completed prior to the 2028 Olympic and Paralympic Games and continued excellence beyond 2028; and

WHEREAS, actions taken on this item by the Board of Airport Commissioners will become final pursuant to the provisions of Los Angeles City Charter Section 606;

NOW, THEREFORE, BE IT RESOLVED that the Board of Airport Commissioners adopted the staff report; further adopted staff’s determination that the requested action is exempt from the California Environmental Quality Act (CEQA) pursuant to Article II, Section 2.f of the Los Angeles City CEQA Guidelines; approved the Consent to Transfer of Ownership from Westfield Development LLC to ASUR US Commercial Airports LLC covering the terminal commercial management agreements for Terminals 1, 2, 3, 6 and the Tom Bradley International Terminal at Los Angeles International Airport; and authorized the Chief Executive Officer, or designee, to execute said Consent to Transfer of Ownership from Westfield Development LLC to ASUR US Commercial Airports LLC subject to approval by the Los Angeles City Council and approval as to form by the City Attorney.

o0o

I hereby certify that this Resolution No. 28276 is true and correct, as adopted by the Board of Airport Commissioners at its Special Meeting held on Thursday, November 13, 2025.
/s/ Esther N. Alailima Semeatu
Esther N. Alailima Semeatu - Assistant Secretary BOARD OF AIRPORT COMMISSIONERS

Approved by the Los Angeles City Council on December 2. 2025

Board File
No. LAA-8640I

9th AMENDMENT AND CONSENT TO TRANSFER
(LAA-8640)

THIS 9th AMENDMENT AND CONSENT TO TRANSFER (this “Consent”) executed this 4th day of December, 2025, by and among the CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS (“City”), acting by order of and through its BOARD OF AIRPORT COMMISSIONERS (“Board”), and URW AIRPORTS, LLC (f/k/a WESTFIELD CONCESSION MANAGEMENT, LLC), a Delaware limited liability company (“TCM”), ASUR US COMMERICAL AIRPORTS, LLC, a Delaware limited liability company (“Transferee”), and AEROPUERTO DE CANCUN, S.A. DE C.V., a Mexican corporation (“New Guarantor”).

WITNESSETH:

WHEREAS, City, acting by order of and through its Board, and TCM entered into that certain Los Angeles International Airport Terminal Commercial Management Concession Agreement, dated as of June 22, 2012 (as amended, “LAX Lease 2”or “Master Agreement”), conveying certain premises at Los Angeles International Airport and obligating TCM to operate, maintain and sublease said premises; and

WHEREAS, TCM is owned by Westfield Development, Inc., a Delaware corporation (“Transferor”); and

WHEREAS, TCM’s obligation under LAX Lease 2 is guaranteed by URW WEA LLC (f/k/a Westfield America, Inc.) (“Current Guarantor”), pursuant to a Guaranty Agreement dated June 22, 2012 (as amended from time to time, “Guaranty Agreement 2” or “Current Guarantee”); and

WHEREAS, Transferor intends to transfer 100% of its interest in TCM to Transferee (“Transfer”) and has requested consent to such transfer and a release of Current Guarantor of its obligations under the Current Guarantees in exchange for New Guarantee from New Guarantor; and

WHEREAS, the Master Agreement provides that no interest in the ownership of TCM may be transferred without obtaining the prior written consent of City; and

WHEREAS, the Current Guarantees may only be terminated with the prior written consent of City.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.City hereby consents to the Transfer, subject to the conditions set forth in this Consent. In consideration of City’s consent to the Assignment Agreement, Assignee accepts all terms and conditions in Exhibit B of this Consent (“Assignment Conditions”). The Terminal

Commercial Management Agreement is hereby amended, mutatis mutandis, to give full effect to the Assignment Conditions, and any breach of the Assignment Conditions shall be a General Non-Monetary Default of the Master Agreement, subject to cure under Section 11.1.12 of the Master Agreement.

2.Neither this Consent nor the Transfer shall operate to waive, modify, release or in any manner affect TCM’s liability under the Master Agreement. This Consent is subject to receipt by City of guarantees (“New Guarantee”) from New Guarantor in the form attached hereto as Exhibit A and this Consent shall be null and void if the New Guarantee are not received by TCM on or prior to the date that is five (5) business days after the consummation of the Transfer (the “Transfer Date”). Upon receipt of the New Guarantee, the Current Guarantees shall automatically terminate and Current Guarantor shall have no further obligation arising therefrom for any liability arising subsequent to the Transfer Date. No other transfer, assignment or sublease of all or of any part of the rights and obligations of the Master Agreement shall be made by TCM without the prior written approval of City, except as provided in the Master Agreement.

3.Transferee hereby represents and warrants to City that:

(a)	Transferee and New Guarantor have the full power, authority and legal right to execute and deliver, and to perform its obligations under this Consent;
(b)	this Consent constitutes the legal, valid and binding obligation of Transferee and New Guarantor enforceable in accordance with its terms;
(c)	the execution, implementation or performance of this Consent will not contravene any other contractual arrangements of Transferee or New Guarantor;
(d)	Transferee and New Guarantor are not Prohibited Persons (as such term is defined in the Master Agreement);
(e)	Transferee and New Guarantor are financially responsible, of good reputation, and engaged in a business which is in keeping with the standards of City in those respects for the Master Agreement;
(f)

Transferee understands and acknowledges the current and future obligations of TCM under the Master Agreement and Tranfseree shall continue to operate TCM in a commercially reasonable manner, of a quality and consistency at least comparable with its operation over the prior term of the Master Agreement; and

(g)	Transferee shall ensure that TCM maintains cash reserves as required under the Master Agreement.
(h)

Transferee shall, effective as of the Transfer Date, accept and assume from WEA Finance, LLC and TCM all rights, duties, liabilities and obligations (including any amounts owed) under and in respect of those certain letters of credit identified on Exhibit C attached hereto and, on or no later than five (5) business days after the

Transfer Date, deliver to City an executed assignment and assumption agreement with WEA Finance, LLC, TCM and Bank of America, N. A. to that effect.

(i)

No later than five (5) business days after the Transfer Date, Transferee shall provide evidence of its California foreign limited liability name change and City of Los Angeles BTRC effected in connection with the Transfer.

3.Any notices, demands, request or other communications given or required to be given under this Consent or the Master Agreement shall be effective only if given in writing, sent by registered or certified mail (return receipt requested), by hand-delivery, or by national overnight courier to all or any of the respective parties at the following addresses:

Transferee’s Address:	Grupo Aeroportuario del Sureste, SAB de CV Alisos 47A - Piso 4, Bosques de las Lomas México D.F., C.P. 05120 Mexico Attn: Adolfo Castro Rivas

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Chantal E. Kordula

City’s Address:	Per the Master Agreement

New Guarantor’s Address:	Grupo Aeroportuario del Sureste, SAB de CV Alisos 47A - Piso 4, Bosques de las Lomas México D.F., C.P. 05120 Mexico Attn: Adolfo Castro Rivas or at such other addresses as any of the parties may designate by notice in writing to the other parties hereunder or under the Master Agreement for receipt of future notices.

4.This Consent shall not: (i) modify, waive, impair or affect provisions of the Master Agreement; (ii) waive any breach of the Master Agreement or any rights of City against TCM; or (iii) enlarge or increase the obligations of City under the Master Agreement. Except as specifically provided herein, this Consent shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended.

5.This Consent shall be binding on the parties hereto and their respective successors and assigns. This Consent may not be amended other than in an instrument in writing signed by all of the parties hereto; provided that the parties hereto are expressly forbidden from amending this Consent to the extent such amendment would modify the substance of this Consent in a manner adverse to the Current Guarantor without the Current Guarantor’s prior written consent. The Current Guarantor shall be an express third-party beneficiary of this Consent.

6.This Consent and any claim, dispute or controversy arising out of, under or related to this Consent, the relationship of the parties to this Consent, and/or the interpretation and enforcement of the rights and obligations of the parties to this Consent shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to choice of law principles.

7.This Consent may be executed by the parties hereto in separate counterparts, and may be delivered in separate counterparts by electronic (“email”) delivery in “portable document format” (“pdf ”), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Consent by pdf shall be as effective as delivery of a manually executed counterpart of this Consent and shall be given full legal effect in accordance with applicable laws.

8.In the event of a conflict between the terms hereof and the Master Agreement, this Consent shall control to the extent of any such conflict.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date first set forth above.

Approved as to form:	CITY OF LOS ANGELES
HYDEE FELDSTEIN SOTO,	By signing below, the signatories attest that they have no personal, financial, beneficial, or familial interest in this contract.
City Attorney

By:	By:
Deputy/Assistant City Attorney		Chief Executive Officer
City of Los Angeles, Department of
Date:		Airports

By:
Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

TCM:

URW AIRPORTS, LLC,
a Delaware limited liability company

By:	/s/ Geoffrey Mason
Name:	Geoffrey Mason
Title:	President & Secretary

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TRANSFEREE:

ASUR US COMMERICAL AIRPORTS, LLC,

a Delaware limited liability company

By:	/s/ Adolfo Castro Rivas
Name:	Adolfo Castro Rivas
Title:	Chief Executive and Chief Financial Officer

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

NEW GUARANTOR:

AEROPUERTO DE CANCUN, S.A. DE C.V.,

a Mexican corporation

By:	/s/ Adolfo Castro Rivas
Name:	Adolfo Castro Rivas
Title:	Representative

EXHIBIT A

GUARANTY AGREEMENT

[**]

IN WITNESS WHEREOF, City has caused this Guaranty to be executed on its behalf by Executive Director and Guarantor has caused the same to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, all as of the day and year first above written.

APPROVED AS TO FORM: Hydee Feldstein Soto, City Attorney		CITY OF LOS ANGELES

Date
By
Executive Director Department of Airports
By
Deputy/Assistant City Attorney

ATTEST:		AEROPUERTO DE CANCÚN, S.A. DE C.V.

By		By
	Signature		Signature

	Print Name		Print Name

	Print Name		Print Name

ATTEST:		WESTFIELD AMERICA, INC.

By		By
	Signature		Signature

	Print Name		Print Name

	Print Name		Print Name

EXHIBIT B

ASSIGNMENT CONDITIONS

Implement real time feedback QR stations throughout TCM program

Pricing and value for money review on all pricing submissions including review of entire marketplace offer, quality, service and value v price of items

Mystery Shop scores audits, anything below 75% triggers immediate CX retraining on problem areas

Recognition/gifts/ awards for high performing tenants

Store inspections with clear action plans to address deficiencies, communicated to LAWA quarterly

Monitoring online reviews and enabling tenant responses to guest feedback

Full retraining on policies and procedures with each operator, including open/close policy and full enforcement of this.

Align with LAWA on tenant accountability enforcement

Host a Concessionaire meeting with LAWA CDD to align these key focus areas and fast track progress.

●
Terminal Commercial Manager (“TCM”) agrees to provide Los Angeles World Airports (“LAWA”) monthly updates regarding progress for each of the items below that are ongoing.
●
ASUR agrees to the stated timelines below subject to LAWA’s support and timely approvals (as needed). The timelines below assume approval/response/feedback from LAWA within 10 business days after a request is made.
●
[**]
●
The parties agree that conditions #3 (Open/Close Monitoring Tech), #5 (Point of Sale Data), #12 (measure queue, regarding tech component), and #13 (re-concepting), require amendments to existing subleases with tenants. Such obligations will need to be included in future amendments with tenants, and LAWA agrees to require such conditions as part of the amendment consent process.

1

Beginning July 1, 2027, if the average of the LAA-8613 (“TCM1”) and LAA- 8640 (“TCM 2”) ASQ Shopping & Dining quarterly scores by Q2 of 2027 (the qualifier) is higher or lower than 4.0 out of a maximum score of 5.0, then the URW Management Fee for that quarter will be increased by 1 percentage point for each 0.1 point delta of such average score from a 4.0 baseline or decreased by 1 percentage point for each 0.1 point delta of such average score from a 4.0 baseline; provided that there shall be no increase in the URW Management Fee if the average ASQ Shopping and Dining score is less than 4.0 points for any of the terminals; provided, however, that not reaching the 4.0 baseline shall not be a breach of the Master Agreements.

TCM shall implement the following to further drive ASQ scores immediately as of the Transfer Date:

-

Implement real time feedback QR stations throughout TCM program

-

Pricing and value for money review on all pricing submissions including review of entire marketplace offer, quality, service and value v price of items

-

Mystery Shop scores audits, anything below 75% triggers immediate CX retraining on problem areas

-

Recognition/gifts/ awards for high performing tenants

-

Store inspections with clear action plans to address deficiencies, communicated to LAWA quarterly

-

Monitoring online reviews and enabling tenant responses to guest feedback

-

Full retraining on policies and procedures with each operator, including open/close policy and full enforcement of this.

-

Align with LAWA on tenant accountability enforcement

-

Host a Concessionaire meeting with LAWA CDD to align these key focus areas and fast track progress.

2

ASUR to provide proof of financial capability and an investment plan to refresh all assets to Day one appearance within the first year following approval of the Consent to Transfer. Include steps and timeline to complete.

Tenant and TCM premises shall be in a first-class condition (clean, undamaged, properly maintained, good quality). TCM shall provide a plan (Q2 2026) to have all units, outside of those included in the Midterm Refurbishment Plan, in first-class condition by December 31, 2026.

3	Sensors to measure open/close accuracy and consistency to specified operating hours to be purchased, installed, and integrated to LAWA systems by ASUR/URW.

TCM shall continue to enforce operating hours and shall increase communication and surveillance around this metric during this procurement and planning phase, including retraining concession operators on expectations and communication protocol. TCM shall continue to submit any modified operating hours to LAWA for approval.

Phase 1 (Days 1-60): After the Transfer Date, TCM shall research, and present options to LAWA to ensure integration and implementation is viable and procure once a system is agreed upon.

Phase 2 (Days 61-120): TCM internal approvals, create and communicate deployment schedule, reporting tool creation, align on communication and management of metric with LAWA

Phase 3 (per deployment schedule): Completion

4	Asur/URW will participate in quarterly discussions regarding digital experience and commit funds to invest in pilot programs.

TCM shall actively participate in quarterly discussions on digital experience as requested by LAWA and invest in pilot programs. In addition, TCM shall continue to innovate and proactively propose new digital solutions to enhance the overall experience.

By Q1 2026, LAWA shall identify the digital committee and communicate objectives and meeting schedule. TCM shall ensure at least one qualified representative is in attendance and make recommendations to further the guest experience / Airport Service Quality (“ASQ”) scores. Each year, LAWA shall communicate updated objectives.

5

ASUR/URW must provide accessibility to all data as requested, such as POS data, queue times, daily sales details, including POS data and ensure LAWA retains ability to access and control customer data as requested.

TCM shall do the following: Q1 2026

Phase 1: Assessment (Days 1-90) Evaluate current solution viability. Research alternative solutions and deployment requirements, including legal constraints

Phase 2: Selection & Alignment (Days 91-150) Procure chosen solution. Provide LAWA with lease language for TCM inclusion in Tenant Agreements, including adoption deadline (based on deployment timeline). Assess total investment cost. Meet with LAWA to confirm final selection and integration feasibility.

Phase 3: Deployment Planning (Days 151-220) Develop detailed deployment plan. Align on usage protocols, reporting standards, and communication strategy.

Phase 4 (per deployment schedule): Implementation

6	ASUR/URW will partner in employee events to be held with soft openings & employee discounts for opening of new locations and track employee engagement scores to share with LAWA.

TCM shall continue its focus on employee appreciation and events, including discounts, gifts when they receive high mystery shop scores, annual award and recognition through our customer experience program, employee soft openings and perks for new stores or for special events, and will send out bi-annual employee surveys to gauge employee engagement. TCM shall report results to LAWA leadership, including recommendations on how to improve any issues and continue what is working well. The first survey will be sent March 1, 2026.

“BOP”) submitted by March 30th of each year.
7	ASUR/URW must provide an incubator program to be rotated and disbursed through terminals, along with at least one short-term lease by terminal to capitalize on emerging trends.

TCM shall implement an incubator program, upon approval by LAWA, comprised of a blend of product placement and shop in shops. As the program progresses, TCM shall incorporate other types of platforms for this program, like kiosks, Retail Merchandising Units (“RMU”), and inline units. TCM shall request LAWA’s best efforts to provide favorable commercial terms for these units as the program grows so that TCM can pass along and extend opportunities to tenants / brands for more creative and in-demand partnerships. As the plan evolves and space is needed for these additional unit types, TCM shall work with LAWA to identify space for the units that would best showcase the opportunity. TCM shall do the following:

Phase 1 (2026): TCM to have one shop in shop within each terminal by end of year with a plan submitted to LAWA by March 30, 2026.

Phase 2 (2027 and beyond): TCM and LAWA to agree upon next phase of this program, including but not limited to growing into kiosks and carts, and rent terms of approved locations.

TCM shall provide a concept plan followed by a more detailed incubator plan to LAWA for approval. This plan will be in the Business Operating Plan (“BOP”) submitted by March 30th of each year.

8

ASUR/URW must provide pop up opportunities and/or kiosks during construction with enhanced barricade graphics for improved pax experience/improved ASQ scores, to be timed for the entire length of construction.

LAWA shall use best efforts to provide TCM with a clear, streamlined process for temporary concessions approvals, and automated retail opportunities specific to temporary continuity of services during this time. The planning for this initiative will be embedded into the ongoing development planning and coordination with LAWA.

Q1 2026

-LAWA communicates streamlined process for temporary activation approvals.

-Specific barricade graphics and temporary continuity of services opportunities will be submitted to LAWA in a mutually agreed days prior to barricade installation.

9

ASUR/URW must demonstrate the capital investment commitments in each location to advance the terminal theme and include unexpected elements that surprise and delight - include one development of one ‘key experience’ and programming element by terminal and a non food and beverage/retail. A plan must be presented within three months with discussions to follow on implementation timeline.

Beyond what has already been proposed as part of the Midterm Refurbishment Plan, TCM shall implement at least one key experience by terminal and will present within 3 months as proposed by LAWA. TCM shall also selectively submit ideas for non-premise (reimbursable) to holistically address the terminal experience and will collaborate with LAWA on this process. TCM requires 10-day approval windows to protect schedule. Further, TCM shall explore the potential of retaining Story land &/or Gensler, along with comparable third-party proposals for competitive tension, towards ensuring vision alignment, speed and synergies.

10	ASUR/URW to provide opportunities for joint LAWA/branding opportunities e.g., Swatch destination series or Transport for London’s Underground

LAWA shall use best efforts to carve out specific on-site tenant activation inventory that is separate from any JC Decaux (advertising contract) inventory to increase the appeal and visibility of the partnership, allowing for branding showcase outside of concessions units. TCM shall help to identify these spaces. LAWA shall use best efforts to negotiate free ad packages with ad partner for such branded ventures, at minimum 1 slot for every cycle.

11

ASUR/URW to provide proof of financial capability and an investment plan within three months to accelerate deferred maintenance such as new plumbing, fire and hood systems, DCH compliance, facility improvements to address recurring false fire alarms through complete hood and ventilation assessment. Include the steps and timeline to complete not to exceed one year.

TCM represents that there are no outstanding issues as of the date this condition was received. TCM shall provide preventative maintenance (“PM”) records of its own performance and tenant PM records to LAWA as required and follows maintenance plans it communicates in BOP and within weekly/monthly meetings with the Commercial Development Team.

TCM shall provide ongoing preventative maintenance schedule, outline of PM paperwork submittal process for tenants and TCM, and recommendations for improvements in process, collaboration, or systems. TCM shall provide an update on its capital improvement investments for 2025 and 2026.

Additionally, it will voluntarily conduct a comprehensive audit of the program within the next 45 days, with findings to be reported and a resolution plan developed for implementation over the next year.

In the past, plumbing and Fire Life Safety (“FLS”) issues have presented challenges due to limited visibility, collaboration, and access to accurate information. To address this more effectively, TCM requires the importance of having knowledgeable personnel in departments in charge of these components who can provide clear, actionable insights—enabling timely and effective resolution of any issues.

12	ASUR/URW will implement initiatives to explicitly measure and address long line wait times at concessions that still feels high-touch and hospitable.

TCM shall operationally prioritize addressing the queueing issues through a plan to be provided in Q2 of 2026 as described below. TCM shall keep in close communication with LAWA on results of this plan and decide when and how to implement and procure the tech phase II of this approach. TCM shall still include this within the plan below as TCM sees the benefit in the initiative.

Within 60 days of the Transfer Date, TCM shall meet with each operator to produce a plan of initiatives to address long lines with clearly identified priority high volume areas/ and a schedule to LAWA. In addition, LAWA shall use best efforts to identify/provide available areas where possible pre-security in terminals and in connector spaces for TCM to install Self Order Kiosks where TCM could run data/electric.

Regarding the technology to measure long lines:

Phase 1 (Days 1-60): After the Transfer Date, TCM shall research, and present options to LAWA to ensure integration and implementation is viable and procure once a system is agreed upon.

Phase 2 (Days 61-120): TCM internal approvals create and communicate deployment schedule, reporting tool creation, align on communication and management of metric with LAWA (busiest hour should be used as the benchmark when conducting analysis).

Phase 3 (per deployment schedule): Completion

Within 10 days following every calendar month, LAWA will use good faith effort deliver to TCM for each one of the terminals real figures of seats per hour per day, TSA throughput per day and monthly schedule by terminals including real time departures for each flight.

13

Provide LAWA with the right to require ASUR/URW to re-concept within three to six months following a warning and a month to reconcile when a location is not meeting sales, operating hours and mystery shop scores during an entire quarter

Within 60 days from approval of the Consent to Transfer, TCM shall develop the appropriate KPIs/metrics that will trigger this re-concept to define what it means to “not meet sales” if factors outside of its control have not played a role in the decline of performance (airline change, EPAX shift). TCM shall also provide LAWA for approval new UCA language to add to tenant agreements to satisfy this condition. TCM shall develop two approaches: one for brand-driven sales decline which will culminate in a re-concept and one for service-driven sales decline that will involve on-site retraining for targeted low scoring areas. All results will be reported to LAWA. TCM shall provide LAWA the Standard Operating Procedure for approval within the Business Operating Plan for each approach (March 2026).

14

Provide an analysis of concession needs, and an explanation for how each proposed concept considers airport trends and customer preferences. Include messaging that shows how LAWA and ASUR/URW market research helped to tailor proposed offerings, highlighting the specific data used and how.

TCM shall provide a SWOT analysis of each terminal within its annual Business Operating Plan (terminal assessment exhibits) to be submitted on March 30, 2026, that will include the components of this condition.

15

As part of the strategy to bring in new brands ASUR/URW must provide LAWA multiple choices for brand selection and include an analysis demonstrating how upcoming and emerging brands will be capitalized on and the supporting information showing why these brands will be successful in an airport environment including consumer insights and responses. LAWA will retain final design and concept approval

TCM shall shall have multiple concepts put forward for all new leases unless both parties agree there is a special use case where multiple concepts don’t make sense, like temporary/experiential/incubator concepts.

16	Provide timelines associated with any refurbishment that include dates for design, construction and completion that will be associated with a penalty if not met.

TCM has provided the detailed timelines requested as part of the Midterm Refurbishment Plan submittals. Recent discussions with LAWA on aligning with thematic direction have created shifts in the schedule and therefore will require recalibration of Midterm Refurbishment schedules which will be submitted in both detail and macro-visual representation by the end of November 2025. Schedules for additional work will be provided alongside respective project plans. With many parties impacting the schedule outcome, TCM and LAWA will work together to outline approval timeframes to help expedite approval times to achieve timely project completion.

17

ASUR/URW and their concession partner will design the Eataly concept to be unique to Los Angeles and give passengers a sense of place. LAWA will evaluate and approve if the look and feel is unique enough to look unquestionably local. If this is not feasible ASUR/URW will replace Eataly with a Los Angeles based concept that matches the Terminal Theme and/or provides a “food hall” feeling, and that has consumer insight data to back the selection.

For illustration only and not limitation, TCM leasing has received commitment from the Eataly brand and Operator that they will collaboratively work towards evolving their design for LAX to better align with L.A. sense of place expectations.

18	ASUR/URW must strictly adhere to LAWA’s pricing disclosure policy.
19	[**]	ASUR affirms that it will be executed on TCM Midterm Refurbishment Plan that has been submitted. TCM acknowledge TCM amendments 10 and 8, section 6.
20	Ensure that ASUR understands the timing of the Mid-Term Refurbishments prior to January 31, 2028, including LAWA’s outstanding approval.

For clarity, please note that Condition Reference #20 will prevent TCM from meeting the stated deadline if the Eataly design cannot be finalized. TCM has committed to ensuring that LAWA perceives Eataly as ‘unquestionably’ Los Angeles. However, due to scheduling constraints and existing lease obligations, TCM is unable to proceed with the proposed plan b (food hall). Therefore, LAWA shall use best efforts to expedite comments and approvals so that this project can be delivered on time which will be socialized in the updated schedules provided in November of 2025 (condition response, reference #16)

21

Ensure that ASUR confirms that release of all outstanding liens, obligations, or notes to the benefit of TCM for any/all rental payments, possessory interest taxes, and other pass-through costs owed by Concessionaires as part of any UCA as of the Transaction date, as so attested to in the most recent Amendments.

TCM represents that URW is current on all its obligations. ASUR confirms that release of all outstanding liens, obligations, or notes to the benefit of TCM for any/all rental payments, possessory interest taxes, and other pass-through costs owed by Concessionaires as part of any UCA as of the Transaction date.

EXHIBIT C

Letters of Credit

[**]